Exhibit (n)

Consent of Independent Registered Public Accounting Firm

The Board of Directors of HT Capital Corporation:

We consent to the reference to our firm under the heading Independent Registered Public Accounting Firm in the registration statement for HT Capital Corporation filed on Form N-2.

/s/ KPMG LLP

Boston, Massachusetts

July 28, 2008